Iwerks said that Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, issued a Proxy Analysis on March 24, 1998, that recommends a vote against the ASOP. Iwerks' Board of Directors strongly urges that shareholders vote in favor of this plan.

Iwerks responded by saying that while ISS performed a thorough analysis of the company's proposal, ISS's formula for computing acceptable levels of option grants does not necessarily fit Iwerks' current or going-forward situation. Iwerks said that ISS's analysis is, in Iwerks' case, significantly impacted by the total number of options currently outstanding and unexercised. The ISS report assumed a total of 2,381,033 options outstanding at June 30, 1997 (adjusted for the Showscan merger). Iwerks believes that the ISS analysis does not consider the following:

  * of the 2,381,033 options, 480,033 options at a weighted average exercise price of $11.67 per share will be assumed by Iwerks in the merger;

  * the remaining 1,901,000 options have a weighted average exercise price of $4.88 per share;

  * a substantial portion of the options have been issued to prior management and are significantly "out of the money";

  * Iwerks has neither issued any options at a discount nor repriced any options issued to management--and has no intention to do so in the future; and

  * Iwerks has an immediate and vital need at this time to attract and retain top-level management as the company restructures to accelerate its strategic initiatives under the leadership of its new CEO.

                             (more)

Charles Goldwater, Iwerks' president and Chief Executive Officer, said: "The issuance of these stock options is crucial to Iwerks' long-term health as we align senior management's motivations with our shareholders' goals. "Of the total options granted to me and other recent hires, approximately one-half were at fair market value, and of the remainder, half were at 125 percent and half at 150 percent of fair market value. "This tiered incentive for all employees who would be granted options under this new plan clearly points us toward the long-term commitment we would all look forward to fulfilling for ourselves and our shareholders."

Iwerks Entertainment is one of the world's leading providers and distributors of immersive entertainment attractions such as 2D and 3D ride simulation, 2D and 3D giant screen theaters, 360-degree video dance clubs and other attractions. Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location-based entertainment centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the Internet at WWW.IWERKS.COM.

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Contact:
     BSMG Worldwide
     Joseph Kessler, 310-442-2532

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